Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Sector Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated January 21, 2005 on the statements of assets and liabilities of the Jennison Sector Funds, Inc. (comprised of Jennison Financial Services Fund, Jennison Health Sciences Fund and Jennison Technology Fund, collectively, the “Funds”) including the portfolios of investments, as of November 30, 2004, and the related statements of operations, the statements of changes in net assets and financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

October 31, 2005